UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2021

SJW Group

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-8966	77-0066628
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 W. Taylor Street San Jose, California 95110
(Address of principal executive offices, including zip code)

(408) 279-7800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.001 per share	SJW	New York Stock Exchange LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On August 4, 2021, The Connecticut Water Company (“CWC”), an indirect wholly-owned subsidiary of SJW Group, entered into a Note Purchase Agreement (the “CWC Note Purchase Agreement”) with certain affiliates of Metropolitan Life Insurance Company, New York Life Insurance Company, the Northwestern Mutual Life Insurance Company and Pacific Life Insurance Company, pursuant to which CWC sold on August 4, 2021, an aggregate principal amount of $50 million of its 3.07% Senior Notes, Series 2021A, due 2051 (the “2021A Notes”) and will sell on December 1, 2021, an aggregate principal amount of $50 million of its 3.10% Senior Notes, Series 2021B, due 2051 (the “2021B Notes” and together with the 2021A Notes, the “CWC Notes”). The closing on December 1, 2021 is subject to customary closing conditions. The CWC Notes are unsecured obligations of CWC, with the 2021A Notes due on June 1, 2051 and the 2021B Notes due on December 1, 2051. Interest on the CWC Notes is payable semi-annually in arrears on June 1st and December 1st of each year. The CWC Note Purchase Agreement contains customary representations and warranties. CWC has agreed to customary affirmative and negative covenants for as long as the CWC Notes are outstanding. The CWC Notes are also subject to customary events of default, the occurrence of which may result in all of the CWC Notes then outstanding becoming immediately due and payable. The proceeds from the sale of the CWC Notes will be used to repay outstanding short and/or long-term borrowings, to fund CWC’s capital expenditures, and/or for other general corporate purposes.

The CWC Notes were and will be sold in reliance on an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended.

The foregoing description of the CWC Note Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the CWC Note Purchase Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures set forth in Item 1.01 above are incorporated by reference in this Item 2.03.

Item 8.01	Other Events

On August 4, 2021, San Jose Water Company (“SJWC”), a wholly-owned subsidiary of SJW Group, entered into a Note Purchase Agreement (the “SJWC Note Purchase Agreement”) with certain affiliates of Metropolitan Life Insurance Company, New York Life Insurance Company, the Northwestern Mutual Life Insurance Company and John Hancock Life Insurance Company, pursuant to which the Company will sell on or about December 1, 2021 an aggregate principal amount of $50 million of its 3.00% Senior Notes, Series O, due 2051 (the “SWJC Notes”). The closing on December 1, 2021 is subject to customary closing conditions. The SJWC Notes will be unsecured obligations of SJWC, due on December 1, 2051. Interest on the SJWC Notes will be payable semi-annually in arrears on June 1st and December 1st of each year. The proceeds from the sale of the Notes will be used to repay outstanding short and/or long-term borrowings, to fund capital expenditures, and/or for other general corporate purposes.

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 10.1	Note Purchase Agreement among The Connecticut Water Company and Purchasers listed therein, dated August 4, 2021.

104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SJW GROUP

Date: August 4, 2021	/s/ James P. Lynch
James P. Lynch, Chief Financial Officer and Treasurer